Exhibit 99.1

Consolidated Financial Statements of American CuMo Mining Corporation June 30, 2017

DeVISSER GRAY LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

401-905 West Pender St
Vancouver BC V6C 1L6
t 604.687.5447
f 604.687.6737

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of American CuMo Mining Corporation

We have audited the accompanying consolidated financial statements of American CuMo Mining Corporation, which comprise the consolidated statements of financial position as at June 30, 2017 and 2016 and the consolidated statements of loss and comprehensive loss, cash flows, and changes in equity for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of American CuMo Mining Corporation as at June 30, 2017 and 2016 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 of the consolidated financial statements which describes conditions and matters that indicate the existence of a material uncertainty that may cast significant doubt about the ability of American CuMo Mining Corporation to continue as a going concern.

/s/ De Visser Gray LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada
October 30, 2017

American CuMo Mining Corporation
Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

			Statement 1
		June 30,	June 30,
ASSETS	Note	2017	2016
Current		$	$
Cash and cash equivalents		1,435,000	560,373
Trade and other receivables	5	41,405	6,378
Prepaid expenses		25,750	24,015
Investments	4	49,051	43,948
Total Current Assets		1,551,206	634,714
Non-current assets
Reclamation bonds	11	54,395	54,513
Non-current deposit	11 & 17	129,770	130,090
Property, plant and equipment	7	2,324	3,320
Unproven mineral right interests	8	23,551,860	20,671,430
Total Non-Current Assets		23,738,349	20,859,353
Total Assets		25,289,555	21,494,067
LIABILITIES - Current
Trade and other payables	6	1,902,020	1,016,485
Convertible notes	9	4,253,372	224,338
Total Current Liabilities		6,155,392	1,240,823
Non-current liabilities
Convertible notes	9	-	3,278,147
Promissory notes	10	3,240,783	1,422,598
Reclamation provision	11	177,854	177,854
Deferred income tax liability	14	2,467,358	496,329
Total Non-Current Liabilities		12,041,387	6,615,751
EQUITY
Equity component of convertible notes	9	294,147	294,147
Share capital	Statement 4	55,156,436	52,569,000
Share subscriptions receivable	Statement 4	-	(10,000)
Equity reserve	Statement 4	11,627,320	11,195,270
Deficit	Statement 4	(53,412,786)	(48,824,981)
Accumulated other comprehensive loss	Statement 4	(416,949)	(345,120)
Total Equity		13,248,168	14,878,316
Total Liabilities and Equity		25,289,555	21,494,067
Nature of Operations	1
Subsequent event	13(b) & 20
Commitments	17
Contingencies	18
Approved on Behalf of the Board of Directors		Trevor Burns	Joseph Baird

See accompanying notes to the consolidated financial statements.

American CuMo Mining Corporation
Consolidated Statements of Loss and Comprehensive Loss (Expressed in Canadian dollars)
Statement 2

		Years Ended June 30
	Note	2017	2016
Expenses		$	$
Interest expense and bank charges		217,516	99,767
Convertible note expense	9	977,818	802,159
Depreciation	7	996	1,423
Foreign exchange gain		(24,878)	(42,572)
Salaries and management fees	12	196,140	209,520
Office and miscellaneous		77,145	75,088
Consulting and professional fees		360,774	193,008
Rent		75,884	61,932
Shareholder communications and regulatory		151,873	162,941
Share-based expense	13	532,385	181,141
Travel and business development		127,503	24,505
Loss before other items		(2,693,156)	(1,768,912)
Other items
Gain on sale of unproven mineral right interests	8	76,035	40,000
Other income		345	301
Net loss before taxes		(2,616,776)	(1,728,611)
Deferred income tax expense	14	(1,971,029)	(201,146)
Net loss from operations		(4,587,805)	(1,929,757)
Other comprehensive loss, net of tax
Unrealized gain (loss) on investments	4	(60,932)	12,585
Cumulative translation adjustment		(10,897)	(56,743)
		(71,829)	(44,158)
Comprehensive loss		(4,659,634)	(1,973,915)
Loss per common share: Basic and diluted		(0.04)	(0.02)
Weighted average number of common shares outstanding		114,136,201	97,525,125

See accompanying notes to the consolidated financial statements.

American CuMo Mining Corporation
Consolidated Statements of Cash Flows (Expressed in Canadian dollars)
Statement 3

	Years ended June 30
	2017	2016
	$	$
OPERATING ACTIVITIES
Items not involving cash:
Net loss after tax	(4,587,805)	(1,929,757)

Depreciation	996	1,423
Share-based expense	532,385	181,141
Convertible note expense	977,818	802,159
Deferred income tax expense	1,971,029	201,146
Interest expense on promissory note	206,395	94,659
Gain on sale of unproven mineral right interests	(66,035)	-
Foreign exchange	438	(62,264)
Changes in non-cash working capital items:
(Increase) decrease in trade and other receivables	(35,027)	76
Increase in prepaid expenses	(1,735)	(20,015)
Increase (decrease) in trade and other payables	1,144,036	(182,914)
Net cash flows from operating activities	142,495	(914,346)
INVESTING ACTIVITIES
Expenditures on unproven mineral right interests	(1,487,848)	(530,131)
Proceeds from refund of reclamation bond	-	413,227
Net cash flows from investing activities	(1,487,848)	(116,904)
FINANCING ACTIVITIES
Payment of interest on convertible notes	(226,931)	(197,415)
Proceeds from issuance of promissory notes	648,850	350,150
Payment of interest on promissory notes	(13,788)	-
Proceeds from issuance of common shares	1,811,849	1,407,194
Increase in non-current deposit	-	(135,950)
Share issue costs	-	(1,599)
Net cash flows from financing activities	2,219,980	1,422,380

Net change in cash and cash equivalents	874,627	391,130
Cash and cash equivalents, beginning of the year	560,373	169,243
Cash and cash equivalents, end of the year	1,435,000	560,373
Supplemental non-cash information (Note 19)

See accompanying notes to the consolidated financial statements.

American CuMo Mining Corporation
Consolidated Statement of Changes in Equity
(Expressed in Canadian dollars)

								Statement 4
		Share Capital
	Note	Number of Shares	Amount	Share Subscriptions Receivable	Convertible Notes	Equity Reserve	Deficit	Comprehensive Loss	Total Equity
			$	$	$	$	$	$	$
Balance on June 30, 2015		93,262,446	51,095,199	-	294,147	11,014,129	(46,895,224)	(300,962)	15,207,289
Net loss after tax			-	-	-	-	(1,929,757)	-	(1,929,757)
Private placements	13	15,897,750	1,486,650	(10,000)	-	-	-	-	1,476,650
Warrants exercised	13	437,500	43,750	-	-	-	-	-	43,750
Share issue costs	13		(56,599)	-	-	-	-	-	(56,599)
Share‐based expense	13		-	-	-	181,141	-	-	181,141
Unrealized gain on investments	4		-	-	-	-	-	12,585	12,585
Cumulative translation adjustment			-	-	-	-	-	(56,743)	(56,743)
Balance on June 30, 2016		109,597,696	52,569,000	(10,000)	294,147	11,195,270	(48,824,981)	(345,120)	14,878,316
Net loss after tax			-	-	-	-	(4,587,805)	-	(4,587,805)
Private placements	13	-	-	10,000	-	-	-	-	10,000
Shares issued per resources agreements	8	2,151,375	685,252	-	-	-	-	-	685,252
Warrants exercised	13	12,127,750	1,580,599	-	-	-	-	-	1,580,599
Options exercised	13	1,475,000	321,585	-	-	(100,335)	-	-	221,250
Share‐based expense	13		-	-	-	532,385	-	-	532,385
Unrealized loss on investments	4		-	-	-	-	-	(60,932)	(60,932)
Cumulative translation adjustment			-	-	-	-	-	(10,897)	(10,897)
Balance on June 30, 2017		125,351,821	55,156,436	-	294,147	11,627,320	(53,412,786)	(416,949)	13,248,168

See accompanying notes to the consolidated financial statements.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

1.            Nature of operations

American CuMo Mining Corporation (“CuMoCo”) is an exploration and development company with mineral right interests in the United States of America and Canada. CuMoCo was incorporated under the laws of British Columbia in 1971.

These consolidated financial statements include the accounts of CuMoCo and its wholly-owned subsidiaries (collectively, the “Company”): Idaho CuMo Mining Corporation (“Idaho CuMo”, formerly Mosquito Mining Corp.), Poly Resources LLC (“Poly Resources”), MSQ Operations Inc. (inactive) and 1156207 Ontario Ltd (inactive).

The Company is in the process of exploring its mineral right interests in the United States and at the date of these consolidated financial statements, has not yet determined whether any of its mineral properties contain economically recoverable mineral reserves. Accordingly, the carrying amount of mineral right interests represents cumulative expenditures incurred to date and does not necessarily reflect present or future values. The recovery of these costs is dependent upon the discovery of economically recoverable mineral reserves and the ability of CuMoCo to obtain the necessary financing to complete their exploration and development and to resolve any environmental, regulatory, or other constraints. Uncertainty also exists with respect to the recoverability of the carrying value of certain mineral right interests. The ability of the Company to realize on its investment in resource properties is contingent upon resolution of the uncertainties and confirmation of the Company’s title to the mineral properties.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due. The Company does not generate material cash flows from operations and accordingly, CuMoCo will need to raise additional funds through future issuance of securities. Although CuMoCo has been successful in raising funds in the past, there can be no assurance CuMoCo will be able to raise sufficient funds in the future, in which case the Company may be unable to meet its obligations as they come due in the normal course of business. The Company has not determined whether any of its properties contain mineral reserves that are economically recoverable.  It is not possible to predict whether financing efforts will be successful or if the Company will attain a profitable level of operations. Since inception, the Company has incurred cumulative losses of $53,412,786 (June 30, 2016: $48,824,981) and as at June 30, 2017 had a working capital deficiency of $4,604,186 (June 30, 2016: working capital deficiency of $606,109), which may cast significant doubt regarding CuMoCo’s ability to continue as a going concern. Should CuMoCo be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts on the statement of financial position.

CuMoCo’s common shares are listed on the TSX Venture Exchange (“TSX-V”) and on the OTCQX stock exchange in the United States, under the trading symbols “MLY” and “MLYCF”, respectively. CuMoCo’s share options and warrants are not listed.

The head office and principal address of the Company is 638 Millbank, Vancouver, British Columbia, Canada V5Z 4B7.

These consolidated financial statements were authorized for issue by the Board of Directors on October 28, 2017 and have been prepared in accordance with and in full compliance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

2.            Basis of presentation.

a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with IFRS and on an historical cost basis, except for financial instruments which have been measured at fair value. The consolidated financial statements are presented in Canadian dollars and all values are rounded to the nearest dollar except where otherwise indicated.

b)	Adoption of new and revised standards and interpretations

Accounting standards issued but not yet effective

Effective for annual periods beginning on or after January 1, 2018:
•	IFRS 9, Financial Instruments

The Company has not early adopted this new standard to existing standards and does not expect the impact of this standard on the Company's consolidated financial statements to be material.

3.            Summary of significant accounting policies

Basis of consolidation

The consolidated financial statements include the financial statements of CuMoCo and its controlled subsidiaries (see Note 1). Control is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

All intercompany transactions, balances, income and expenses are eliminated on consolidation.

Significant accounting judgments and estimates

The Company makes estimates and assumptions about the future that affect the reported amounts of assets and liabilities. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual experience may differ from these estimates and assumptions.

The effect of a change in an accounting estimate is recognized prospectively by including it in comprehensive income in the period of the change, if the change affects that period only, or in the period of the change and future periods, if the change affects both.

Information about critical accounting estimates and judgments in applying accounting policies that have the most significant risk of causing material adjustment to the carrying amounts of assets and liabilities recognized in the financial statements are discussed below:

Significant accounting judgments and estimates (cont’d)

•	Judgments

a)	Unproven mineral right interests

The application of the Company's accounting policy for unproven mineral right interests requires judgment in determining whether it is likely that future economic benefits will flow to the Company, which may be based on assumptions about future events or circumstances. Estimates and assumptions may change if new information becomes available. If, after expenditures are capitalized, information becomes available suggesting that the recovery of the expenditures is unlikely, the amount capitalized is impaired with a corresponding charge to profit or loss in the period in which the new information becomes available.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

3.	Summary of significant accounting policies (cont’d)

b)	Title to unproven mineral right interests

Although the Company has taken steps to verify title to its unproven mineral right interests, these procedures do not guarantee the Company's title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

c)	Going concern

Critical judgement and estimates are applied for the determination that the Company will continue as a going concern for the next year.

•	Estimates

a)	Share-based payments:

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date in which they are granted. Estimating fair values for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. The estimate also requires determining the most appropriate inputs to the valuation model, including the expected life of the share option, volatility and dividend yield, and making assumptions about them. The model and assumptions used by the Company to estimate the fair value of share-based payments are disclosed in Note 13.

b)	Income taxes:

The calculation of income taxes requires judgment in applying tax laws and regulations, estimating the timing of the reversals of temporary differences, and estimating the reliability of deferred tax assets. These estimates impact current and deferred income tax assets and liabilities, and current and deferred income tax expense.

Foreign currency translation

The Canadian dollar is considered to be the functional currency and the presentation currency of the Company and all of its subsidiaries, with the exception of Idaho CuMo and Poly Resources.

The functional currencies of Idaho CuMo and Poly Resources are the United States (“US”) dollar. These subsidiaries have been translated into the Canadian dollar in accordance with IAS 21, Effects of Changes in Foreign Exchange Rates (“IAS 21”).  These guidelines require that assets and liabilities be translated using the exchange rate at period end, and income and expenses items are translated using the exchange rate at the dates of the transactions. All resulting exchange differences are recognized in other comprehensive loss.

For CuMoCo and its subsidiaries (with the exception of Idaho CuMo and Poly Resources) transactions denominated in currencies other than the Canadian Dollar are translated using the exchange rate in effect on the transaction date or at an average rate. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange in effect at the balance sheet date. Non-monetary items are translated at historical rates. Exchange gains and losses arising from translation are recorded in the consolidated statements of loss and comprehensive loss.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

3.            Summary of significant accounting policies (cont’d)

Investments

Investments in which the Company exerts significant influence are accounted for using the equity method whereby the original cost of the investment is adjusted for the Company's share of earnings, losses and dividends. Investments in which the Company does not exert significant influence are classified as available-for-sale securities and are measured at fair market value with unrealized gains or losses recorded in other comprehensive loss. At the time securities are sold or otherwise disposed of, gains or losses are included in net loss.

Property, plant and equipment

Property, plant and equipment are recorded at cost, net of accumulated depreciation, and are depreciated as following:

•	Office equipment and furniture: 30% declining balance method.

Unproven mineral right interests

The Company capitalizes into intangible assets all costs, net of any recoveries, of acquiring, exploring and evaluating an unproven mineral right interest, until the rights to which they relate are placed into production, at which time these deferred costs will be amortized over the estimated useful life of the rights upon commissioning the property, or written-off if the rights are disposed of, impaired or abandoned.

Management reviews the carrying amounts of mineral rights annually or when there are indicators of impairment and will recognize impairment based upon current exploration results and upon assessment of the probability of profitable exploitation of the rights. An indication of impairment includes but is not limited to expiration of the right to explore, substantive expenditure in the specific area is neither budgeted nor planned, and if the entity has decided to discontinue exploration activity in a specific area. Management’s assessment of the mineral right’s fair value is also based upon a review of other mineral right transactions that have occurred in the same geographic area as that of the rights under review.

Unproven mineral right interests (cont’d)

Costs include the cash consideration and the fair value of shares issued on the acquisition of mineral rights. Rights acquired under option or joint venture agreements, whereby payments are made at the sole discretion of the Company, are not accrued and are only recorded in the accounts when the payments are made. Proceeds from property option payments received by the Company are netted against the deferred costs of the related mineral rights, with any excess being included in operations.

There may be material uncertainties associated with the Company’s title and ownership of its unproven mineral right interests. Ordinarily the Company does not own the land upon which an interest is located, and title may be subject to unregistered prior agreements or transfers or other undetected defects.

Impairment of non-financial assets

At each date of the statement of financial position, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the assets belong.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

3.            Summary of significant accounting policies (cont’d)

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of loss and comprehensive loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years.

Reclamation provision

An obligation to incur restoration, rehabilitation and environmental costs arises when environmental disturbance is caused by the exploration, development or ongoing production of a mineral property interest. Such costs arising from the decommissioning of plant and other site preparation work, discounted to their net present value, are provided and capitalized at the start of each project to the carrying amount of the asset, as soon as the obligation to incur such costs arises. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value. These costs are charged against profit or loss over the economic life of the related asset, through amortization using either the unit-of-production or straight-line method.  The related liability is adjusted for each period for the unwinding of the discount rate and for changes to the current market-based discount rate, amount or timing of the underlying cash flows needed to settle the obligation. Costs for restoration of subsequent site damage which is created on an ongoing basis during production are provided for at their net present values and charged against profits as extraction progresses.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. Any increase in a provision due solely to passage of time is recognized as interest expense.

Warrants

Proceeds from issuances by the Company of units consisting of shares and warrants are allocated based on the residual method, whereby the carrying amount of the warrants is determined based on any difference between gross proceeds and the estimated fair market value of the shares. If the proceeds from the offering are less than or equal to the estimated fair market value of shares issued, a nil carrying amount is assigned to the warrants.

Share-based payments

Employees (including directors and senior executives) of the Company may receive a portion of their remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (“equity-settled transactions”).

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

3.	Summary of significant accounting policies (cont’d)

In situations where equity instruments are issued for goods or services, the share-based payment is measured at the fair value of the goods and services received. Where the consideration cannot be specifically identified, they are measured at the fair value of the share-based payment.

The costs of equity-settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Income tax

Income tax expense represents the sum of tax currently payable and deferred tax.

•	Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the date of the statement of financial position.

•	Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the date of the statement of financial position between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•
where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

3.           Summary of significant accounting policies (cont’d)

•
where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each date of the statement of financial position and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Deferred income tax assets for unused tax losses, tax credits and deductible temporary differences are reassessed at each date of the statement of financial position and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been substantively enacted at the date of the statement of financial position.

Deferred income tax relating to items recognized directly in equity or OCI is recognized in equity or OCI and not in the statement of loss and comprehensive loss.

Income (loss) per share

Basic earnings (loss) per share are computed by dividing the net earnings (loss) attributable to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and conversion of notes, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods.

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence, related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, which is determined on a cost recovery basis.

Financial assets

All financial assets are initially recorded at fair value and designated upon inception into one of the following four categories: held to maturity, available for sale, loans and receivables or fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are other assets and are measured at fair value with unrealized gains and losses recognized through profit or loss.

Financial assets classified as loans and receivables and held to maturity are measured at amortized cost using the effective interest method less any allowance for impairment. The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset, or, where appropriate, a shorter period.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

3.            Summary of significant accounting policies (cont’d)
Financial assets classified as available for sale are measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss) except for when there is a significant or prolonged decline in the fair value of that investment below its cost, at which time the impairment is recognized in profit or loss.

Transaction costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other financial liabilities.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as FVTPL. Derivatives, including separated embedded derivatives, are also classified as FVTPL unless they are designated as effective hedging instruments. Transaction costs on financial liabilities classified as FVTPL are expensed as incurred.

At the end of each reporting period subsequent to initial recognition, financial liabilities at FVTPL are measured at fair value, with changes in fair value recognized directly in profit or loss in the period in which they arise.

Impairment of financial assets

The Company assesses at each date of the statement of financial position whether any indicators exist that the Company’s financial assets are impaired.

Assets measured at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is then reduced by the amount of the impairment. The amount of the loss is recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in profit or loss.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

3.           Summary of significant accounting policies (cont’d)

In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are written off against the allowance account when they are assessed as uncollectible.

Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and highly liquid investments with an original maturity of three months or less, which are readily convertible into a known amount of cash. There were no cash equivalents at June 30, 2017 and 2016.

Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as an adjustment to interest expense over the period of the borrowings using the effective interest method.

Fees paid to establish loan facilities are recognized as transaction costs of the loan and are deferred and recognized as an adjustment to the effective interest rate on the loan once drawn.

Compound financial instruments issued by the Company include convertible debentures that can be converted at a fixed conversion rate to share capital at the option of the holder. The liability component of convertible debentures is recognized initially at fair value of a similar liability that does not have an equity conversion option. The conversion component is initially valued at fair value based on generally accepted valuation techniques.

If convertible debentures are denominated in a currency that is different from the borrower’s functional currency, both the liability and conversion components are carried as borrowings. Subsequent to initial recognition, the liability component of a convertible debenture is measured at amortized cost using the effective interest method. The conversion component of the convertible debenture is re-measured to fair value at each reporting period using the period end foreign exchange rate and changes in value are recognized as a component of finance costs.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability, or a portion of the liability, for at least 12 months after the reporting date.

4.            Investments

	June 30,	June 30,
	2017	2016
	$	$

Beginning of year	43,948	31,363
Dispositions	-	-
Additions	66,035	-
Changes in fair value	(60,932)	12,585
End of year	49,051	43,948

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

4.            Investments (cont’d)

Investments include the following:

		June 30,	June 30,
		2017	2016
		$	$

Golden Cariboo Resources Inc.	a)	451	323
Barkerville Gold Mines Ltd.	b)	16	11
Yamana Gold Inc.	c)	13,096	28,116
Ximen Resources	d)	35,488	15,498
		49,051	43,948

a)	The Company holds 4,300 shares of Golden Cariboo Inc.

b)	The Company holds 18 shares of Barkerville Gold Mines Ltd.

c)	The Company holds 4,184 shares of Yamana Gold Inc.

d)	The Company holds 887,200 shares of Ximen Resources.

5.            Trade and other receivables

Trade and other receivables are comprised of the following:

	June 30,	June 30,
	2017	2016
	$	$
Trade receivables	33,942	285
GST recoverable	7,463	6,093
	41,405	6,378

6.             Trade and other payables

Trade and other payables are comprised of the following:

	June 30,	June 30,
	2017	2016
	$	$

Trade payables	1,895,564	1,016,328
Payables due to related parties (see Note 12)	6,456	157
	1,902,020	1,016,485

On February 25, 2017, the Company entered a strategic financial relationship with Millennia Minerals (Singapore) (“Millennia”) through a binding Memorandum of Understanding (“MOU”) to be further consummated by the execution of a definitive agreement. As at June 30, 2017, Millennia had advanced $US1,000,000 to Poly Resources. As no definitive agreement has been finalized, this advance has been included in trade payables at June 30, 2017.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

7.             Property, plant and equipment

Office equipment
and furniture
Cost	$
Balance at June 30, 2015	175,562
Additions	-
Balance at June 30, 2016	175,562
Additions	-
Balance at June 30, 2017	175,562

Accumulated depreciation
Balance at June 30, 2015	170,819
Depreciation	1,423
Balance at June 30, 2016	172,242
Depreciation	996
Balance at June 30, 2017	173,238

Carrying amount
At June 30, 2015	4,743
At June 30, 2016	3,320
At June 30, 2017	2,324

8.            Unproven mineral right interests

The Company's flagship project is the CuMo molybdenum project, located in Idaho, in the United States. The Company's Boise property, also located in Idaho, is contiguous to and provides access to the CuMo project.

The Company also has other unproven mineral right interests in the United States and in Canada, which have been optioned to other exploration companies.

CUMO PROJECT (United States)

CuMo Property

The CuMo Project is situated in the mountains of south-central Idaho, approximately 15 miles northeast of the town of Idaho City. It consists of 161 unpatented mineral claims.

The project was optioned to the Company by CuMo Molybdenum Mining Inc. in 2004. The terms of the option agreement called for 300,000 CuMoCo shares (issued) and a combination of advance royalty payments and work requirements outlined below.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

8.           Unproven mineral right interests (cont’d)

CUMO PROJECT (United States) (cont’d)

CuMo Property (cont’d)

1.	Advance royalty payments:

•	US$10,000 upon signing (completed);
•	US$10,000 after 60 days (completed);
•	US$5,000 after 6 months (completed);
•	US$20,000 1st year anniversary (completed);
•	US$20,000 2nd year anniversary (completed);
•	US$15,000 3rd year anniversary (completed);
•	US$15,000 every 6 months thereafter (up-to-date).

These payments are to be credited against a 1.5% net smelter return (“NSR”) which reduces to 0.5% NSR after cumulative payments of US$3,000,000.

2.	Work requirements:

•	US$25,000 during the first year (completed);
•	At least US$50,000 each year thereafter (up-to-date).

Adair Property

On February 5, 2017, the Company completed an agreement to acquire from a group of local prospectors twenty (20) unpatented mining claims adjacent to the CuMo property. The consideration payable for the claims was a one-time payment of the issuance of Idaho CuMo’s 7-year term silver convertible debenture valued at US$ 250,000 (issued), one million common shares of CuMoCo (issued), and the sum of US$ 10,625 (paid) representing an advance on the initial 6-month interest payment on the convertible debenture.

GeoResources Property

On April 21, 2017, the Company entered into an option agreement to acquire from GeoResources Inc. a total of thirty-five (35) patented mining claims, covering an area of approximately 640 acres adjacent to the CuMo Project.  Patented claims contain the surface rights as well as the mineral rights.

The consideration payable for the claims is as follows:

Upon closing date of the agreement, the sum of US$320,000 (paid) in cash, two Idaho CuMo Silver Units in the aggregate principal amount of US$500,000 (issued) and such number of CuMoCo common shares having a value of US$322,500 (issued 1,151,375 common shares). The shares were issued at a price equal to the 10-day weighted average trading price of the shares on the TSX Venture Exchange as of the last business day prior to the Closing Date;

Upon the first anniversary of the Closing Date, US$320,000 in cash, one Idaho CuMo Silver Unit in the aggregate principal amount of US$250,000 and such number of CuMoCo common shares having a value of US$322,500. The shares are to be issued at a price equal to the 10-day weighted average trading price of the shares on the TSX Venture Exchange as of the last business day prior to the first anniversary of the Closing Date;

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

8.	Unproven mineral right interests (cont’d)

CUMO PROJECT (United States) (cont’d)

GeoResources Property (cont’d)

Upon the second anniversary of the Closing Date, US$320,000 in cash, one Idaho CuMo Silver Unit in the aggregate principal amount of US$250,000 and such number of CuMoCo shares having a value of US$322,500. The shares are to be issued at a price equal to the 10-day weighted average trading price of the shares on the TSX Venture Exchange as of the last business day prior to the first anniversary of the Closing Date; and

Upon the third anniversary of the Closing Date, US$320,000 in cash, one Idaho CuMo Silver Unit in the aggregate principal amount of US$250,000 and such number of CuMoCo shares having a value of US$322,500. The shares are to be issued at a price equal to the 10-day weighted average trading price of the shares on the TSX Venture Exchange as of the last business day prior to the first anniversary of the Closing Date.

Payment of the Option Payments (except for the issuance of the CuMoCo shares) may be accelerated at CuMoCo’s option.

BOISE PROPERTY (United States)

On July 8, 2010, the Company entered into an option agreement, amended on July 5, 2011, to purchase certain mineral claims that included surface rights located in Boise County, Idaho. These patent mineral claims are contiguous to and provide access to the CuMo project. In order to maintain the option in good standing, the Company was required to make option payments of US$ 1,200,000. These payments have been completed and the Company has obtained title to the Boise property, which becomes part of the overall CuMo Project.

CALIDA GOLD (United States)

On October 31, 2016, the Company entered into an option agreement to purchase certain mineral claims located in Lemhi County, Idaho. The property consists of eight unpatented mineral claims covering several significant mineralized gold, silver, and copper veins.

The option agreement gives the Company an option to earn a 100 percent interest by making a series of payments. An initial payment of $40,000 US dollars has been made, and ongoing payments consist of the following:

•	$US40,000 on or before 90 days of the effective date (paid);
•	$US50,000 on or before six months of the effective date (paid);
•	$US50,000 on or before 12 months of the effective date;
•	$US50,000 on or before 18 months of the effective date;
•	$US50,000 on or before 24 months of the effective date;
•	$US50,000 every six months until commercial production; and
•	$US1 million at the start of commercial production.

The Calida agreement includes a variable buyout price, the Actual Exercise Price (AEP) that is based on the number of ounces of gold equivalent as defined in an independent 43-101 pre-feasibility or feasibility study. The AEP has a minimum price of $10 million dollars for one million ounces of gold equivalent, rising at the rate of $10 million dollars for each one million ounces of gold equivalent to a maximum price of $50 million dollars for greater than five million ounces of gold equivalent.

Subsequent to entering into the option agreement, Poly Resources staked an additional 45 claims at this property.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

8.            Unproven mineral right interests (cont’d)

OTHER PROPERTIES (United States)

Other unproven mineral right interests in the United States were the Spruce Mountain property, which have been fully impaired.

BRETT PROPERTY (Canada)

In 2003 the Company completed an agreement to acquire a 100% interest in the Brett #1 and Brett #2 mineral claims located in the Vernon Mining District of British Columbia for a consideration of 500,000 shares of the Company.

In 2004, Running Fox Resource Corp. (“Running Fox”) and the Company entered into an option agreement on the Brett property whereby Running Fox earned a 50% interest in the property in 2004.

In 2011, the Company entered into a subsequent agreement with Running Fox whereby the Company sold to Running Fox the remaining 50% interest, subject to a sliding scale NSR on the property based on the price of gold as follows:

•	Gold price up to $500 per ounce: 2% NSR;
•	Gold price between $501 and $1,000 per ounce: 3% NSR;
•	Gold price between $1001 and $1,500 per ounce: 5% NSR;
•	Gold price between $1501 and $2,000 per ounce: 6% NSR; and
•	Gold price over $2,001 per ounce: 8% NSR.

On December 20, 2013, the Company entered into an agreement (the “Agreement”) whereby Ximen Mining Corp. (“Ximen”) may acquire the Company’s above NSR interest.

The consideration payable to the Company consists of up to $1,350,000 cash and 100,000 common shares of Ximen payable prior to the third anniversary of the Agreement. In addition, there are additional share issuances of $120,000 payable in shares due by the third year of the Agreement. The number of shares to be issued shall be calculated based on the deemed price per share being the volume-weighted average closing price (subject to TSX-V minimum pricing) of Ximen’s common shares on the TSX-V for the ten trading days prior to the date the payment is due.  The securities to be received pursuant to the Agreement will be subject to a four-month hold period from the date of issuance in accordance with applicable Canadian securities law.

On February 14, 2017, the Company and Ximen entered into an amended agreement to extend the delivery of the final $1,350,000 cash payment to February 20, 2020. The terms of the amended agreement are as follows:

•	$50,000 upon signing, in stock or cash at purchaser’s discretion (the Company received 628,900 Ximen shares);
•	$60,000 upon the first anniversary, in stock or cash at purchaser’s discretion;
•	$75,000 upon the second anniversary, in stock or cash at purchaser’s discretion; and
•	$1,250,000 as final cash purchase price due February 20, 2020.

During the year, the Company received cash payments equaling $10,000 (2016 - $40,000) and 628,900 shares valued at $66,035, per the agreement.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

8.          Unproven mineral right interests (cont’d)

	CuMo	Boise	Calida	Total
	$	$	$	$
Balance, June 30, 2015	18,844,888	1,218,145	-	20,063,033

Exploration expenditures
Community relations	103,306	-	-	103,306
Geological/professional fees	67,165	-	-	67,165
Environmental studies	510,630	-	-	510,630
Other exploration costs	19,998	-	-	19,998
	19,545,988	1,218,145	-	20,764,133
Other item:
Acquisition costs and payments	67,695	-	-	67,695
Recovery of reclamation bond	(163,556)	-	-	(163,556)
Foreign exchange adjustment	3,158	-	-	3,158
Balance, June 30, 2016	19,453,285	1,218,145	-	20,671,430

Exploration expenditures
Community relations	132,381	-	30,142	162,523
Drilling	-	-	12,653	12,653
Geological/professional fees	51,854	-	56,826	108,680
Environmental studies	139,474	-	103,153	242,627
Other exploration costs	220	-	9,090	9,310
	19,777,214	1,218,145	211,864	21,207,223

Other item:
Acquisition costs and payments	2,164,551	-	181,834	2,346,385
Exchange rate change	(1,748)	-	-	(1,748)
Balance, June 30, 2017	21,940,017	1,218,145	393,698	23,551,860

9.           Convertible notes

In order to finance the ongoing development of the CuMo Project the Company has borrowed from International Energy & Mineral Resources Investment (Hong Kong) Company Limited (“IEMR HK”) the principal amount of $1,500,000 and US$1,500,000, and issued secured convertible notes (the “Notes”) in respect of such indebtedness to IEMR HK (the “Financing”).

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

9.           Convertible notes (cont’d)

The Notes have face values of $1,500,000 and US$1,500,000, respectively, and mature in October 2017 (the “Maturity Date”). The Notes accrue interest at a rate of 6.5% per annum, calculated and paid annually. At the option of IEMR HK the Notes shall be convertible at any time prior to the Maturity Date, in whole or in part, into common shares of the Company at a price of $0.28 per common share, provided that IEMR HK shall only be permitted to exercise such conversion right to the extent that it results in IEMR HK holding no greater than 19.9% of the issued and outstanding common shares of CuMoCo.

The Canadian dollar Note is being treated as a compound financial instrument with a debt element treated as a liability and an equity conversion element treated as equity. On issuance, the equity conversion feature was valued at $297,394. Share issue costs of $3,247 were allocated to the equity conversion feature, resulting on a net equity conversion feature of $294,147.

The U.S. dollar Note, given it is not denominated in the functional currency of CuMoCo, is accounted for as a financial liability with an embedded derivative and host debt contract.

The carrying values of the Notes contain the following components:

	June 30,	June 30,
	2017	2016
	$	$

Liability component	3,450,259	3,123,735
Option conversion component	803,113	378,750
	4,253,372	3,502,485

The current and long-term portions of the Notes are as follows:

	June 30,	June 30,
	2017	2016
	$	$

Short-term	4,253,372	224,338
Long-term	-	3,278,147
	4,253,372	3,502,485

Changes in the balances of the Notes are comprised of the following:

	June 30, 2017	June 30, 2016
	$	$

Issue of notes	2,997,996	2,997,996
Note issue costs	(21,575)	(21,575)
Allocation of equity conversion feature	(297,394)	(297,394)
Accreted interest	2,063,602	1,500,189
Coupon payments	(824,837)	(597,906)
Change in option conversion feature	79,510	(344,854)
Foreign exchange loss	256,070	266,029
	4,253,372	3,502,485

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

9.            Convertible notes (cont’d)

The aggregate total of $977,818 is reported as convertible note expense (2016: $802,159) in the Company’s statement of loss and comprehensive loss.

The Notes will default if the Company, or any of its subsidiaries, makes a general assignment for the benefit of its creditor, or files a proposal under the Bankruptcy and Insolvency Act (Canada), or shall become insolvent, or shall be declared or adjudged bankrupt, or a receiving order is made against the Company or any subsidiary unless same is being contested in good faith and is dismissed, stayed or withdrawn within 30 days.

This note is secured by all of the assets of the parent company, CuMoCo.

IEMR HK is a “Related Party” of the Company pursuant to the policies of the TSX-V, as IEMR HK holds approximately 12.15% of the issued and outstanding common shares of CuMoCo. As such, the financing constituted a “Related Party Transaction” under the policies of the TSX-V. The Company has relied on exemptions from the formal valuation and minority approval requirements which are available to the Company.

10.          Promissory Notes

Idaho CuMo has entered into two different promissory note agreements with two separate third party lenders as follows:

a)
The first promissory note was entered into on March 8, 2015. This note is comprised of the sale of two Idaho CuMo Units (“CuMo Unit”) for total proceeds of US$500,000.  Each CuMo Unit costs US$250,000, consists of a promissory note which accrues annual interest at 8.5%, matures 7 years from the date of issuance and includes an option to enter into a Silver Purchase Agreement Right with the Company.  Upon notice that the triggering event has occurred (the decision by the Company to go into production), the CuMo Unit holder has 30 days to enter into the Silver Purchase Agreement Right.  The Silver Purchase Agreement Right allows the holder to purchase up to 375,000 ounces of refined silver from the Company at price of US$5.00/ounce, plus make an upfront payment of US$250,000.00. The Silver Purchase Agreement Right expires if:

a.	it is not entered into within 30 days of the triggering event; or
b.	if the principle amount of the loan is prepaid in whole or in part prior to maturity (this prepayment requires the consent of the lender); or
c.	the maturity date is reached.

This note is secured by all of the assets of the subsidiary, Idaho CuMo, except for the six claims which make up the Boise Property.

b)
The second promissory note is comprised of an initial loan in the amount of US$250,000 which was received during fiscal 2015, and a second loan in the amount of US$250,000 which was received during fiscal 2016, for total proceeds of US$500,000. This loan accrues annual interest at 8.5%, and was amended on January 29, 2016 to extend the maturity date to December 31, 2025. This loan also includes an option to enter into a Silver Purchase Agreement Right (same terms as noted above in a)) with the Company.

This note is secured by the six patented claims which make up the Boise Property owned by Idaho CuMo.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

10.	Promissory Notes (cont’d)

This loan also includes an option to acquire up to an additional ten CuMo Units if the lender makes the following payments:

•	US$500,000 (two CuMo Units) on or before December 31, 2016 (received); and
•	An additional US$500,000 (two CuMo Units) on or before December 31, 2017.

If the lender completes the above payments totalling US$1,000,000, they will be guaranteed the option to purchase six additional CuMo Units at the date of the triggering event, for a total additional cost of US$1,500,000. Any accrued interest would be applied against the purchase of these units.

As at June 30, 2017, the Company has total promissory notes issued and outstanding in the amount of US$2,250,000 (2016: US$1,000,000).

The Company has accrued interest of $320,958 as at June 30, 2017 (June 30, 2016: $94,659) in respect of these promissory notes.

11.          Reclamation bonds and provisions

The Company’s reclamation bonds relate to the following Company properties:

	June 30	June 30,
	2017	2016
	$	$

CuMo **	-	-
Pine Tree	47,646	47,764
Cariboo	3,500	3,500
General reclamation costs	3,249	3,249
	54,395	54,513

These bonds are expected to be refunded to the Company once the government agencies are satisfied that the Company has performed all necessary reclamation activities.

** During fiscal year 2016 the CuMo project cash bond was refunded to the Company and replaced with a surety from a third party.  In exchange for the third party agreeing to guarantee to fund the required Bureau of Land Management reclamation bond - currently US$278,000, the Company was required to pay a security deposit of US$100,000 and make ongoing annual payments of US$8,340.

The surety deposit is refundable when the Company completes the required reclamation clean-up costs.

The Company’s estimated reclamation provisions relate to the following Company properties:

	June 30	June 30
	2017	2016
	$	$

CuMo	130,090	130,090
Pine Tree	47,764	47,764
	177,854	177,854

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

11.          Reclamation bonds and provisions (cont’d)

Although the Company does not anticipate being required to perform significant reclamation activities, to be conservative, it has recorded provisions for estimated reclamation costs based on the assumption that the amounts of the reclamation bonds posted with government authorities and the amount of the non-current deposit (surety deposit), approximate the best estimate of the net present value of expected future reclamation costs that may need to be incurred by the Company.

The estimated reclamation provision is comprised of deposits to the Bureau of Land Management, the United States Forest Service, the third-party provider of the surety, and other agencies for the above properties.

The continuity of the reclamation provision is as follows:

	June 30,	June 30,
	2017	2016
	$	$

Balance at the beginning of the year	177,854	425,272
Foreign exchange effect on US Bonds	-	16,909
Change in reclamation provision estimate	-	(264,327)
Balance at the end of the year	177,854	177,854

12.         Related party transactions

Details of the transactions between the Company and other related parties are disclosed below.

(a)	Trading transactions

The Company’s related parties consist of companies owned by or associated with executive officers and directors, and former executive officers and directors as follows:

Nature of transactions
Geologic Systems Inc. (CEO)	Exploration and administration fees
Chief Financial Officer	Management fees

(a)	Trading transactions (cont’d)

During the years ended June 30, 2017 and 2016, the Company incurred the following fees in the normal course of operations in connection with companies owned by key management and directors. Fees have been measured at the exchange amount which is determined on a cost recovery basis.

	2017	2016
	$	$

Salaries and management fees	80,100	89,000
Exploration fees	39,900	36,000
Administration fees	60,000	60,000
	180,000	185,000

Amounts due to related parties are unsecured, non-interest bearing and due on demand. Trade and other payables at June 30, 2017 included $6,456 (June 30, 2016: $157), which were due to officers, director and private companies controlled by directors and officers of the Company.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

12.        Related party transactions (cont’d)

(b)	Compensation of key management personnel

The remuneration of directors and other members of key management personnel during the years ended June 30, 2017 and 2016 were as follows:

	Note	2017	2016
		$	$

Salaries and fees	(i)	180,000	185,000
Share-based payments	(ii)	304,220	95,375
		484,220	280,375

(i)	Salaries and fees include salaries and management fees disclosed in Note 12(a).

(ii)	Share-based payments are the fair-value of options granted to key management personnel.

13.        Capital and equity reserve

(a)	Capital

At June 30, 2017, the Company’s authorized share capital consisted of an unlimited number of common shares without par value.

Fiscal 2017

On February 28, 2017, the Company issued 1,000,000 common shares per the Adair Property agreement (see Note 8).

On June 5, 2017, the Company issued 1,151,375 common shares per the GeoResources Property agreement (see Note 8).

During 2017, the Company issued 12,127,750 common shares per the exercise of warrants. The warrants were exercisable at $0.10 or $0.15 per share, and resulted in gross proceeds of $1,580,999.

The Company also issued 1,475,000 common shares per the exercise of stock options. The options were exercisable at $0.15 per share, resulting in gross proceeds of $221,250. An additional amount of $100,335 was transferred from equity reserve to share capital on the exercise of these options.

Fiscal 2016

On November 12, 2015, the Company completed a private placement whereby 5,156,250 common shares were issued at a price of $0.08 per share, for gross proceeds of $412,500. The private placement included share issue costs of $1,599.

On June 9, 2016, the Company completed a private placement whereby 10,241,500 common shares were issued at a price of $0.10 per share, for gross proceeds of $1,024,150. This private placement included share issue costs of 5,000 common shares at a price of $0.10 per share.

On June 10, 2016, the Company issued 500,000 additional common shares as a finder’s fee for the June 9, 2016 private placement. These were issued at a deemed value of $0.10 per share.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

13. Capital and equity reserve (cont’d)

(a)	Capital (cont’d)

During 2016 the Company also issued 437,500 common shares per the exercise of warrants. The warrants were exercisable at $0.10 per share, resulting in gross proceeds of $43,750.

(b)	Equity reserve

Share Options

Equity reserve consists of the accumulated fair value of common share options and share purchase warrants recognized as share-based payments.

The Company has an incentive share option plan under which directors, officers, consultants and employees of the Company are eligible to receive stock options.  The maximum number of shares reserved for issuance upon exercise of all options granted under the plan is equal to 10% of the then issued and outstanding common shares.  No more than 5% of the issued shares may be issued to any eligible person other than a consultant in any 12-month period unless disinterested shareholder approval has been obtained. No more than 2% of the issued shares may be issued to any one consultant in any 12-month period.  No more than 2% of the issued shares may be issued to all employees in the aggregate conducting investor relations activities in any 12-month period.

The exercise price of share options is determined by the Board of Directors at the time of grant and may not be less than the discounted market price as calculated and defined in accordance with the policies of the TSX-V. Options granted must be exercised no later than 10 years commencing from the later of the date of grant or such lesser period as determined by the Board. Options shall terminate automatically or 90 days after optionees no longer act as officers, directors or consultants of the Company.  In the case of death, options shall terminate within one year from the event.

Once approved, all options are considered vested and are exercisable at any time, except where other vesting periods are determined by the Board.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

Share Options (cont'd)

Share options were awarded during the years ended June 30, 2017 and 2016 as follows:

		Year ended		Year ended
		June 30,		June 30,
		2017		2016
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	options	price	options	price
			$	$

Balance, beginning of year	9,400,000	0.16	7,150,000	0.17
Options granted	2,450,000	0.30	2,250,000	0.15
Options exercised	(1,475,000)	0.15	-	-
Balance, end of year	10,375,000	0.20	9,400,000	0.16

13.         Capital and equity reserve (cont’d)

(b)         Equity reserve (cont’d)

The following table summarizes information about stock options outstanding and exercisable at June 30, 2017:

Options Outstanding				Options exercisable
		wt. avg.	wt. avg.	Options	wt. avg.	wt. avg.
		exercise	remaining	outstanding	exercise	remaining
exercise	Options	price	contractual	and	price	contractual
price	outstanding	$	life(years)	exercisable	$	life(years)
0.15	7,325,000	0.15	2.44	7,325,000	0.15	2.44
0.30	2,450,000	0.30	4.67	2,450,000	0.30	4.67
0.35	600,000	0.35	2.17	600,000	0.35	2.17
	10,375,000	0.20	2.95	10,375,000	0.20	2.95

Share Options (cont’d)

The fair value of the share options awarded to employees and directors was estimated using the Black-Scholes option pricing model with the following assumptions for the periods presented below:

	Year ended	Year ended
	June 30,	June 30,
	2017	2016

Risk free interest rate	1.15%	0.53%
Expected life	5 years	5 years
Expected volatility	105.52%	106.70%
Expected dividend per share	$Nil	$Nil

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

The total share-based payment expense calculated for the year ended June 30, 2017 was $532,385 (2016: $181,141).

Warrants

At June 30, 2017, the Company had 13,832,500 warrants outstanding as a result of the private placements.

Of these warrants, 5,701,000 were exercisable at a price of $0.10, but expired subsequent to year-end, on October 10, 2017.

The Company has an additional 8,131,500 warrants outstanding with an exercise price of $0.15 per share. 3,687,500 of these warrants expire on November 13, 2020, and the remaining 4,444,000 warrants expire on June 10, 2018.

13.          Capital and equity reserve (cont’d)

(b)         Equity reserve (cont’d)

		Year ended		Year ended
		June 30,		June 30,
		2017		2016
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	warrants	price	warrants	price
		$		$

Balance, beginning of year	25,960,250	0.13	11,000,000	0.10
Warrants granted	-	-	15,397,750	0.15
Warrants exercised	(12,127,750)	0.13	(437,500)	0.10
Balance, end of year	13,832,500	0.13	25,960,250	0.13

The warrants outstanding as at June 30, 2017 have a weighted-average remaining life of 1.32 years (2016: 1.75 years).

14.          Income taxes

Income tax expense reported differs from the amount computed by applying the federal and provincial income tax rates, applicable to the Company, to the loss before the tax provision due to the following:

	Year ended	Year ended
	June 30,	June 30,
	2017	2016

Loss before income tax	(2,616,776)	(1,728,611)
Statutory tax rate	29.74%	28.08%
Expected income tax recovery	(778,133)	(485,383)
Effect of deductible/non-deductible items
for income tax purposes	406,234	194,066
Unrecognized benefit of non-capital losses	371,899	291,317
Adjustment of DIT liability to actual	1,971,029	201,146
Deferred income tax expense	1,971,029	201,146

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

14.         Income taxes  (cont’d)

The components of the Company’s deferred tax liabilities and unrecognized deferred tax assets are as follows:

	For the year ended
	June 30, 2017	June 30, 2016
Deferred tax asset: non-capital losses net of valuation allowance	$2,189,480	$4,631,259
Deferred tax liability: mineral properties	(6,275,042)	(5,128,766)
Deferred tax asset: undepreciated cost of capital	1,436	1,178
Deferred tax asset: share issue costs	249	-
Deferred tax asset: net capital losses	1,616,519	-
Net deferred tax liability	$(2,467,358)	$(496,329)

The Company’s deductible temporary differences and unused tax losses consist of the following amounts:

	Year ended	Year ended
	June 30,	June 30,
	2017	2016

Non-capital losses	7,874,000	17,483,000
Unproven mineral right interests	(22,223,765)	(19,343,334)
Property, plant and equipment and other	5,525	4,529
Share issue costs	959	-
Net capital losses	6,217,375	-
	(8,125,906)	(1,855,805)

The Company has non-capital losses of approximately $6,858,000 (2016: $16,871,000) in its Canadian operations and $1,016,000 (2016: $612,000) in its United States operations for income tax purposes which are available to reduce future taxable income.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

15.          Segmented information

The Company operates in two geographical areas, being Canada and the United States. The following is an analysis of the Company’s assets by geographical area and reconciled to the Company’s consolidated financial statements:

	June 30,	June 30,
	2017	2016
	$	$
Assets by geographic segment, at cost
Canada
Current assets	694,929	491,567
Reclamation bonds	54,395	54,513
Non-current deposits	129,770	130,090
Property, plant and equipment	2,324	3,320
Unproven mineral right interests	20,002,841	-
	20,884,259	549,400

United States
Current assets	856,277	143,147
Unproven mineral right interests	3,549,019	20,671,430
	4,405,296	20,944,667
	25,289,555	21,494,067

16.         Financial and capital risk management – Financial instruments

Financial risk management

The Company’s activities expose it to a variety of financial risks, which include liquidity risk, interest rate risk, currency risk and credit risk.

a)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through close controls on cash requirements and regular updates to short-term cash flow projections, and by raising additional capital as required from time to time.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

16.          Financial and capital risk management – Financial instruments (cont’d)

Financial risk management (cont’d)

The Company’s financial liabilities fall due as indicated in the following table:

At June 30, 2017	Total	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
Trade and other payables	1,902,020	1,902,020	-	-	-
Promissory note	3,240,783	-	-	-	3,240,783
Convertible notes	4,253,372	4,253,372	-	-	-
	9,396,175	6,155,392	-	-	3,240,783

At June 30, 2016	Total	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
Trade and other payables	1,016,485	1,016,485	-	-	-
Promissory note	1,422,598	-	-	-	1,422,598
Convertible notes	3,502,485	224,338	3,278,147	-	-
	5,941,568	1,240,823	3,278,147	-	1,422,598

b)	Currency risk

The Company faces foreign exchange risk exposures arising from transactions denominated in foreign currencies. The Company’s main foreign exchange risks arise with respect to the United States dollar. The Company has elected not to actively manage this exposure at this time. Notwithstanding, the Company continuously monitors this exposure to determine if any mitigation strategies become necessary.

c)	Interest Rate Risk

Included in the results of operations of the Company are interest income on U.S. dollar and Canadian dollar cash. The Company also has two outstanding convertible notes, denominated in Canadian and U.S. dollars, respectively. The Company’s interest rate risk mainly arises from the interest rate impact on the convertible notes outstanding. The interest rate risk is minimal as the convertible notes are at fixed interest rates.  The Company receives interest on cash based on market interest rates.

d)	Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and amounts receivable. Cash is maintained with financial institutions in Canada and the United States and is redeemable on demand. The carrying amount of financial assets recorded in the financial statements, net of any allowances for losses, represents the Company’s maximum exposure to credit risk. In 2017, the Company’s accounts receivable are due from a government agency and another company. The Company does not consider it has any significant credit risk exposure on this receivable.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

16.         Financial and capital risk management

Capital Risk Management

The Company’s capital structure is comprised of working capital (current assets minus current liabilities) and equity. The Company’s objectives when managing its capital structure is to maintain financial flexibility to preserve the Company’s access to capital markets and its ability to meet its financial obligations. The Company’s corporate office is responsible for capital management. In preparing its budgets and corporate forecasting models, the Company considers operating commitments imposed by its subsidiaries and the stability of the global capital markets.

As of June 30, 2017, the Company is managing its existing working capital to ensure that it will be able to meet current commitments. However, the Company anticipates it will need to raise additional capital during fiscal 2018 to continue development of the CuMo Project and fund ongoing operations.

Capital management is undertaken to ensure a secure, cost-effective supply of funds to ensure the Company’s corporate and project requirements are met.

Financial Instruments by Category

The Company’s financial instruments consist of cash and cash equivalents, trade and other receivables, investments, trade and other payables and convertible notes. Financial instruments are initially recognized at fair value with subsequent measurement depending on classification as described below. Classification of financial instruments depends on the purpose for which the financial instruments were acquired or issued, their characteristics, and the Company’s designation of such instruments.
The fair value of cash and cash equivalents, trade and other receivables, and trade and other payables approximate their carrying values due to the short-term maturities of these financial instruments. Investments consist of financial instruments traded in active markets and their fair value is based on quoted market prices at the statement of financial position date.

The Company is required to make disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities;
•	Level 2 – Inputs other than quoted prices that are observable for the asset or liability directly or indirectly;
•	Level 3 – Inputs that are not based on observable market data.

As at June 30, 2017, the Company’s financial instruments measured at fair value on a recurring basis were investments, which were classified as “Level 1”.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

The Company has made the following classifications for its financial instruments:

	2017	2016
	$	$
Loans and receivables:
Cash and cash equivalents	1,435,000	560,373
Trade and other receivables	41,405	6,378
	1,476,405	566,751

Assets held for sale:
Investments	49,051	43,948
	1,525,456	610,699

	2017	2016
	$	$
Other liabilities at amortized cost:
Trade and other payables	1,902,020	1,016,485
Convertible debt	4,253,372	3,502,485
	6,155,392	4,518,970

17.         Commitments

a)
The Company has entered into a lease agreement for the lease of office premises in Vancouver. The commencement date of the lease was December 1, 2015, for a two-year term. The Company’s basic rent commitments for the remaining term of the contract are approximately $24,000.

b)
During 2016 the Company entered into a surety agreement that guarantees the reclamation bond on the CuMo Property (see Note 11). In order to maintain the good standing of this surety, the Company is required to make an annual payment of US$8,340.

18.         Contingencies

a)
In the year ended June 30, 2013, the Company received an invoice for $77,705 from Multi-Power Products Ltd., a supplier of drill supplies, and disputed this invoice. The drill supplies were shipped directly by the supplier to a Mexican company owned by a former director and officer of the Company. During the year ended June 30, 2014, Kirkness Diamond Drilling (a former subsidiary of the Company) and the Company were served with a Notice of Civil Claim by the supplier.

b)
On April 1, 2016, the Company was notified of an action by a former officer of the Company regarding unpaid fees. This action has been inactive since April 21, 2016. The Company believes this claim is without merit.

American CuMo Mining Corporation
Notes to the Consolidated Financial Statements
June 30, 2017
(Expressed in Canadian dollars)

19.	Supplemental non-cash disclosures

Supplementary disclosures:	2017	2016
	$	$
Interest paid	240,719	197,415

Non-cash investing and financing activities:

•	The Company incurred $118,303 in unproven mineral rights interest expenditures which were amounts in accounts payable as at June 30, 2017 (2016: $370,804).

•	The Company also incurred non-cash reductions of $nil (2016: $163,556) to its unproven mineral right interests in respect to reclamation related adjustments.

•	The Company issued common shares valued at $685,252 (2016: $nil) per certain resources agreements.

•	The Company issued Silver Debentures worth $973,275 (2016: $nil) per certain resources agreements.

20.	Subsequent Events

a)
On July 6, 2017, the Company entered into a mining claims purchase agreement with CuMo Molybdenum Mining Inc. (“CuMo Molybdenum”), Western Geoscience Inc. and Thomas Evans, pursuant to which the Company and Idaho CuMo have the right to acquire a 100% interest in the CuMo Property claims, and CuMo Molybdenum will transfer to the Company the NSR they currently hold on the property.  In consideration, the Company will pay or issue the following:

•	$US 500,000 in cash;
•	A 7-year silver convertible debenture having an aggregate principle value of $US 1,000,000, paying interest at 8.5% annually, payable semi-annually on July 31 and December 31 of each year; and
•	2,500,000 common shares of the Company.

b)	3,456,500 common shares were issued, pursuant to the exercise of 3,456,500 warrants. The warrants were exercisable at $0.10 per share, for gross proceeds of $345,600

c)	50,000 common shares were issued, pursuant to the exercise of 50,000 stock options. The options were exercisable at $0.15 per share, for gross proceeds of $50,000.